Exploration and Option to Enter

Joint Venture Agreement

Willow Creek Project

This Exploration and Option to Enter Joint Venture Agreement Willow Creek Project (“Agreement”) is made effective as of November 5, 2014 (the “Effective Date”), by and between Miranda U.S.A., Inc., a Nevada corporation (“Miranda”), and Gold Torrent, Inc., a Nevada corporation (“GTI”).

Recitals

A. Miranda leases certain patented mining claims and State of Alaska unpatented mining claims (the latter collectively the “State Claims”) which are located in the Willow Creek Mining District, Alaska, and which are more particularly described in the Underlying Agreement, as defined below (collectively the “Property”).

B. The parties are signatories to the Proposal for Joint Venture dated July 28, 2014 (the “Offer Letter”). This Agreement supersedes the Offer Letter.

C. Miranda and GTI desire to provide for (a) the exploration for and possible development and mining of minerals on the Property; (b) the grant to GTI of the option and right to earn an interest in the Property on the terms and conditions stated in this Agreement; and (c) to form a limited liability joint venture on GTI’s completion of its initial work commitment obligation in the amount of $1,070,000.00 pursuant to Section 6 (the “Initial Earn-In Obligation”).

Now, therefore, in consideration of their covenants and promises in this Agreement, Miranda and GTI agree:

1. Definitions. The following defined terms, wherever used in this Agreement, shall have the meanings described below:

1.1 “Area of Interest” means the lands within one (1) mile of the exterior boundaries of patented mining claims and the State Claims which constitute the Property as of the Effective Date and all mining claims acquired or located by the parties and all mineral rights or other property interests and rights acquired by the parties within one (1) mile of the exterior boundaries of the unpatented mining claims which constitute the Property on the Effective Date. Any additional unpatented mining claims located by and any additional property interests acquired by either Miranda or GTI within the Area of Interest will be the subject of this Agreement. The parties will execute and deliver a supplement to the memorandum of Agreement prepared in accordance with Section 21 to include the additional unpatented mining claims and property interests. GTI shall pay all costs of the location and perfection of the unpatented mining claims and all the costs of acquisition of the property interests.

1.2 “Expenditures” means all costs incurred on or for the benefit of the Property for Exploration and Development Work pursuant to this Agreement, including but not limited to: (a) salaries, wages and costs of benefits, labor overhead expenses and travel and living expenses for GTI’s employees and/or agents employed directly on or for the benefit of the Property; (b) costs and expenses of equipment, machinery, materials and supplies; (c) all payments to contractors for work on or for the benefit of the Property; (d) costs of sampling, assays, metallurgical testing and analyses and other costs incurred to determine the quantity and quality of minerals on the Property; (e) costs incurred to apply for and obtain approvals, consents, licenses, permits and rights-of-way and other similar rights in connection with activities on the Property; (f) expenses and payments of rentals, bonuses, minimum advance royalties and other payments pursuant to the Underlying Agreements, if any; (g) costs and expenses of performance of annual assessment work and the filing and recording of proof of performance of annual assessment work, if required to be performed; (h) costs and expenses of payment of federal and State of Alaska annual mining claim maintenance fees and the filing and recording of proof of payment of the federal and State of Alaska annual mining claim maintenance fees; (i) all costs and expenses of performance of all obligations under the Underlying Agreements, if any; (j) all taxes and assessments levied against the Property; (k) costs incurred in the examination of and curative actions taken concerning title to the Property; and (l) costs incurred to acquire new Property in the area governed by this Agreement.

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1.3 “Exploration and Development Work” means all activities directed toward ascertaining the existence, location, quantity, quality, or commercial value of deposits of minerals on the Property.

1.4 “GTI” means Gold Torrent, Inc., a Nevada corporation, and its successors and assigns.

1.5 “Miranda” means Miranda U.S.A., Inc., a Nevada corporation, and its successors and assigns.

1.6 “Property” means the patented mining claims and the State Claims situated in the Willow Creek Mining District, Alaska, described in the Underlying Agreement, including all interests acquired under any Underlying Agreement entered after the Effective Date, and all other easements, licenses, mineral interests, mineral royalty interests, mining claims, rights-of-way, surface use rights and interests in real property which are acquired and held subject to this Agreement, including any of the same acquired in the Area of Interest in accordance with Section 1.1.

1.7 “State Claims” means the State of Alaska unpatented mining claims located in the Willow Creek Mining District, Alaska, which are more particularly described in the Underlying Agreement.

1.8 “Underlying Agreement” means the Lease between Alaska Hardrock Inc., a Nevada corporation, and Miranda dated November 15, 2013 (the “Hardrock Lease”), and “Underlying Agreements” means collectively the Hardrock Lease and any other agreements, conveyances and instruments of mining claims, mineral rights or other property interests and rights entered into or acquired by the parties in accordance with or subject to the terms of this Agreement. GTI acknowledges Miranda’s delivery to GTI of a copy of the Underlying Agreement.

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2. Miranda’s Representations and Warranties. Miranda makes the following representations and , where stated, warranties:

2.1 Miranda represents that it is the lessee under the Underlying Agreement, it is in possession of the Property under the Underlying Agreement, the Underlying Agreement is fully effective and in good standing, and Miranda has not received from the lessor under the Underlying Agreement notice of an alleged breach or default under the Underlying Agreement.

2.2 With respect to the State Claims which are part of the Property, GTI acknowledges that the State Claims were not located by Miranda and that Miranda has not conducted a comprehensive examination of title to the State Claims. Miranda represents to its information and belief as follows: (a) the State Claims were properly laid out and monumented; (b) the certificates of location for the State Claims were properly recorded and filed with appropriate governmental agencies; (c) the affidavits of annual assessment work and other filings required to maintain the State Claims in good standing have been properly and timely recorded, filed or paid with appropriate governmental agencies; (d) except for the Underlying Agreement and the title matters described in the Underlying Agreement, title to the Property is free of any adverse claims or liens; and (e) Miranda has no knowledge that third parties have located State of Alaska unpatented mining claims which conflict with the State Claims. Nothing in this Section 2.2 shall be deemed to be a representation or a warranty that any of the patented mining claims or the State Claims unpatented mining claims contains a discovery of minerals.

2.3 Miranda represents that with respect to the Property there are no pending or, to its knowledge, threatened actions, administrative investigations, suits, claims or proceedings.

2.4 Miranda has made or will make available for inspection by GTI all geological, engineering and other data in its possession pertaining to the Property. Miranda makes no representation concerning the accuracy of any such information or with respect to the nature, quality, extent or any other characteristic of the mineral resources, if any, located on the Property.

2.5 Miranda represents and warrants that it is a corporation duly incorporated and in good standing in its jurisdiction of incorporation and that it is qualified to do business and is in good standing in the states where necessary in order to carry out the purposes of this Agreement.

2.6 Miranda represents and warrants: (a) it has the capacity to enter into and to perform this Agreement and all corporate and other actions required to authorize Miranda to enter into and perform this Agreement have been properly taken, except that Miranda has not yet obtained the written consent of the lessor under the Underlying Agreement to Miranda’s assignment to GTI of the rights granted under this Agreement or to the assignment of the Underlying Agreement to the Joint Venture to be formed in accordance with this Agreement; (b) that Miranda will not breach any other agreement or arrangement by entering into or performing this Agreement; and (c) that Miranda has properly executed this Agreement and that this Agreement is Miranda’s valid and binding legal obligation enforceable in accordance with its terms. Miranda agrees and covenants that it will make commercially reasonable efforts to obtain the written consent of the lessor under the Underlying Agreement to Miranda’s execution and delivery and performance of its obligations under this Agreement and the assignment to GTI and the Joint Venture of the rights and interests contemplated under this Agreement. Miranda’s receipt of such consent is a condition precedent to Miranda’s obligations under this Agreement.

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2.7 Miranda represents and warrants that it is not on the Specially Designated National & Blocked Persons List of the Office of Foreign Assets Control of the United States Treasury Department and is not otherwise blocked or banned by any foreign assets office rule or any other law or regulation, including the USA Patriot Act or Executive Order 13224.

3. GTI’s Representations and Warranties.

3.1 GTI represents and warrants that it is a corporation duly incorporated and in good standing in its jurisdiction of incorporation and that it is qualified to do business and is in good standing in the states where necessary in order to carry out the purposes of this Agreement.

3.2 GTI represents and warrants: (a) it has the capacity to enter into and to perform this Agreement and all corporate and other actions required to authorize GTI to enter into and perform this Agreement have been properly taken; (b) that GTI will not breach any other agreement or arrangement by entering into or performing this Agreement; and (c) that GTI has properly executed this Agreement and that this Agreement is GTI’s valid and binding legal obligation enforceable in accordance with its terms.

3.3 GTI acknowledges that it has examined the data and information provided to it by Miranda and has made an independent determination of such data to support its decision to enter this Agreement.

3.4 GTI represents and warrants that it is not on the Specially Designated National & Blocked Persons List of the Office of Foreign Assets Control of the United States Treasury Department and is not otherwise blocked or banned by any foreign assets office rule or any other law or regulation, including the USA Patriot Act or Executive Order 13224.

4. Grant of Exploration Right and Possession. Miranda grants to GTI during the term of this Agreement the right to prospect and explore for minerals on the Property, subject to the terms of this Agreement. The foregoing grant from Miranda to GTI shall be exclusive to the extent Miranda has the contractual and legal authority to grant such an exclusive right. To the extent that Miranda has surface, access and water rights relating to the Property and to the extent permitted by law, such rights shall be subject to this Agreement. Subject to the terms of this Agreement, during the term of this Agreement GTI shall have the exclusive right to enter at any and all times upon the Property to undertake any and all types of mineral exploration and development work.

5. Term. The term of this Agreement shall begin on the Effective Date and shall continue to and until the first anniversary of the Effective Date, unless sooner accelerated, terminated or extended as provided in this Agreement.

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6. GTI’s Initial Earn-In Obligation. GTI agrees to incur Expenditures for Exploration and Development Work during the first year following the Effective Date (the “Initial Earn-In Period”) in the amount of $1,070,000.00 (the “Initial Earn-In Obligation”).

GTI’s Initial Earn-In Obligation is a firm and unconditional obligation which includes GTI’s obligation to pay and perform all obligations of the lessee under the Underlying Agreement which accrue or arise during the Initial Earn-In Period, including payment of the lease payments under the Underlying Agreement and the maintenance fees for the State Claims and all filing and recording requirements related to the payment of such fees. If GTI does not elect to acquire an interest in the Property and to form the Joint Venture and this Agreement is terminated, Miranda shall have no obligation to reimburse GTI for any Expenditures incurred by GTI.

If GTI completes the Initial Earn-In Obligation, GTI shall have the option to enter the Joint Venture in accordance with Section 7.

GTI’s failure to perform any of its obligations under this Agreement or to complete the Initial Earn-In Obligation shall constitute a material default of GTI’s obligations under this Agreement which shall be grounds for Miranda’s termination of this Agreement in accordance with Section 13.1.

Subject to Miranda’s right to advise GTI and to comment on GTI’s plans for Exploration and Development Work, during the term of this Agreement, GTI shall have sole discretion to determine the nature and location on the Property of the Exploration and Development Work and the time or times for beginning, continuing or resuming the same.

GTI will conduct all of its activities under this Agreement in conformance with all applicable federal, state and local laws, regulations and ordinances.

GTI will assure that no mechanic’s liens or other adverse claims are asserted, filed or recorded against the Property, and shall defend, indemnify and hold harmless Miranda and the lessor under the Underlying Agreement from and against any and all claims, liabilities and obligations arising from or relating to any such mechanic’s liens or adverse claims.

On the parties’ execution of this Agreement, Miranda shall make available to GTI all data and information which Miranda possesses concerning the Property, including such abstracts of title and other title records pertaining to the Property which Miranda possesses. GTI may investigate and cure as it elects any defects in the title to the Property. Miranda agrees to cooperate fully with the curing of the deficiencies at GTI’s expense. GTI’s title curative expenses shall be qualified Expenditures.

7. GTI’s Option to Enter Mining Joint Venture.

7.1 Completion of Initial Earn-In Obligation. When GTI has completed performance and payment of its Initial Earn-In Obligation, GTI shall have the option and right to (a) terminate this Agreement in accordance with Section 12; or (b) to acquire a vested undivided twenty percent (20%) interest in the Property.

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7.2 Option to Enter Joint Venture. When GTI has completed and performed its Initial Earn-In Obligation, GTI shall promptly notify Miranda. GTI’s notice shall state whether GTI elects to terminate this Agreement or to exercise GTI’s option to acquire a vested undivided twenty percent (20%) interest in the Property and form the Joint Venture. If on completion of its Initial Earn-In Obligation, GTI elects to terminate this Agreement, GTI shall pay and perform the obligations described in Section 12. In such event, GTI shall have no right, title or interest in the Property. GTI shall execute and deliver to Miranda a disclaimer, discharge and release of all of its right, title and interest in and to the Property and of its rights under this Agreement.

7.3 Form of Mining Venture Agreement. On GTI’s payment and performance of the Initial Earn-In Obligation and its election to exercise the option to acquire a vested undivided twenty percent (20%) in the Property, Miranda and GTI will execute and deliver to each other a definitive mining venture agreement for the formation of the Joint Venture based on the Rocky Mountain Mineral Law Foundation Exploration, Development and Mining LLC Model Form 5 Development and Mining Limited Liability Company Agreement (“Mining Venture Agreement”) which shall incorporate the terms and conditions in Sections 7.4 through 7.9. The Mining Venture Agreement shall be in the form of Exhibit A attached to and by this reference incorporated in this Agreement and shall state in greater detail the commercial terms agreed to by the parties as described in Sections 7.4 to 7.9. The Mining Venture shall be an Alaska limited liability company.

7.4 Participating Interests in Joint Venture. Miranda’s initial participating interest in the Joint Venture shall be eighty percent (80%) and GTI’s initial participating interest in the Joint Venture shall be twenty percent (20%).

GTI shall have the option and right to increase its participating interest in the Joint Venture in increments of 25% each to 45% and 70%, respectively (each an “Additional Earn-In”). GTI shall notify Miranda of GTI’s election to increase its participating interest in the Joint Venture on or before November 5, 2015, and November 5, 2016, as applicable, for each respective increase in GTI’s participating interest in the Joint Venture. If GTI does not notify Miranda of GTI’s election to increase its participating interest in the Joint Venture to 45% on or before November 5, 2015, GTI’s option to increase its participating interest shall irrevocably terminate, and GTI shall have no right to increase its participating interest in the Joint Venture above 20%. During the period allowed for GTI’s completion of an Additional Earn-In (the “Additional Earn-In Period”), GTI shall incur Expenditures for Exploration and Development Work in the amounts described below. On GTI’s satisfactory performance of its Additional Earn-In obligations, GTI’s participating interest in the Joint Venture shall increase in accordance with the schedule stated below. Expenditures incurred by GTI during any Earn-In period in excess of the prescribed Expenditures for the Earn-In period shall be credited in GTI’s favor against subsequent Earn-In Expenditure obligations. During each Additional Earn-In Period, GTI shall perform all of the obligations of the lessee under the Underlying Agreement and pay in full all of the costs and expenses incurred by the Joint Venture to maintain the Property in good standing and to conduct Exploration and Development Work on and for the benefit of the Property.

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Additional Earn-In Deadline	Additional Earn-In Amount	Cumulative Amount (including Initial Earn-In)	Participating Interest

November 5, 2016	$2,440,000.00	$3,510,000.00	45%
November 5, 2017	$6,490,000.00	$10,000,000.00	70%

GTI’s failure to perform any of its obligations under this Agreement during its performance of an Additional Earn-In obligation or to complete the Additional Earn-In within the prescribed time shall constitute a material default of GTI’s obligations under this Agreement and shall be grounds for Miranda’s termination of GTI’s right to increase its participating interest. In such event, GTI’s participating interest shall not be increased and GTI’s option to increase its participating interest shall irrevocably terminate.

GTI’s contributions and Miranda’s deemed contributions to the Joint Venture and dilution shall be valued as follows:

GTI Interest	GTI Actual Contribution	Miranda Interest	Miranda Deemed Contribution

20%	$1,070,000.00	80%	$4,280,000.00
45%	$3,510,000.00	55%	$4,290,000.00
70%	$10,000,000.00	30%	$4,285,700.00

7.5 Contributions to the Joint Venture and Dilution. Following GTI’s final election concerning the increase of its participating interest and GTI’s payment and performance of the final Additional Initial Earn-In Obligation, the parties shall contribute funds to the Joint Venture in proportion to their respective participating interests as are necessary for the Joint Venture to pay for the Joint Venture’s conduct of Exploration and Development Work on the Property. If a party does not wish to contribute to Exploration and Development Work Expenditures (the “Reducing Party”), the Reducing Party’s participating interest will be reduced in accordance with the following formula:

I =	A	x 100
A + B

Where:

I =	the percentage of Participating Interest of the Reducing Party.

A =	the sum of the deemed and actual Exploration and Development Work Expenditure contributed by the Reducing Party.

B =	the sum of the deemed and actual Exploration and Development Work Expenditure contributed by the Non-Reducing Party.

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If GTI earns an undivided 70% interest in the Joint Venture, GTI shall be entitled to recoup on an accelerated basis from the Joint Venture’s distributable cash GTI’s Initial Earn-In Obligation and Additional Earn-In contributions (collectively the “Earn-In Amount”) and the amount of GTI’s actual contributions to the Joint Venture in excess of the Earn-In Amount (the “Excess Amount”). GTI shall recoup the Earn-In Amount from 90% of the Joint Venture’s distributable cash and the ten percent (10%) balance of the Joint Venture’s distributable cash shall be distributed to Miranda. On GTI’s recoupment of the Earn-In Amount, GTI shall recoup the Excess Amount from eighty percent (80%) of the Joint Venture’s distributable cash until GTI has recouped the Excess Amount in its entirety and the twenty percent (20%) balance of the Joint Venture’s distributable cash shall be distributed to Miranda. On GTI’s recoupment of the Earn-In Amount and the Excess Amount, the Joint Venture’s distributable cash shall be distributed 70% to GTI and 30% to Miranda, respectively.

7.6 Withdrawal from Joint Venture. A party may, by giving thirty (30) days’ notice in writing to the other party, withdraw from the Joint Venture and if the participating interest of a party reduces by dilution, assignment or any other means to less than five percent (5%), then that party shall be deemed to have withdrawn from the Joint Venture (each such party the “Withdrawing Party”). Upon a withdrawal from the Joint Venture, unless otherwise provided in the Mining Venture Agreement, the Withdrawing Party shall forfeit absolutely to the other party (and if more than one other party, pro rata in proportion that the respective participating interests of the non-withdrawing parties bear to each other) all of its participating interest. Any withdrawal from the Joint Venture is without prejudice to any rights or obligations of the parties arising before the withdrawal, and any forfeiture of a participating interest in the Joint Venture shall not be or be taken as satisfaction, wholly or partly, of the obligations of the Withdrawing Party before the withdrawal, in particular, the obligation to fund the Joint Venture’s payment of liabilities and obligations which accrue or arise before the withdrawal. The Joint Venture shall pay to the Withdrawing Party a net profits interest equal to five percent (5%) of the Joint Venture’s net profits from the production of minerals from the Property as defined in the Mining Venture Agreement (the “Net Profits Interest”). The Net Profits Interest shall terminate on the Withdrawing Party’s receipt of an amount equal to the total of its actual contributions and deemed contributions, as applicable, to the Joint Venture. The holder of Net Profits Interest shall have no right, title or interest in the Joint Venture’s assets, nor shall the holder of a Net Profits Interest have any right to administer or manage the affairs of the Joint Venture.

7.7 Manager. GTI shall be the initial manager of the Joint Venture and shall have control of the activities and operations of the Joint Venture. If GTI does not elect to increase its participating interest in the Joint Venture to seventy percent (70%) or if it elects to do so, but fails to complete the Exploration and Development Work Expenditures required to increase its participating interest to seventy percent (70%), Miranda shall have the right and option to elect and become the Manager of the Joint Venture in which case Miranda shall have control of the activities and operations of the Joint Venture.

7.8 Management Committee. A Management Committee shall be established and each party shall have one (1) representative on the Management Committee. The Management Committee shall meet periodically and not less than two (2) times annually. Each party shall be entitled to vote on matters before the Management Committee in the proportion of its participating interest. Matters submitted to the Management Committee shall be determined by a vote of the majority of the participating interests.

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7.9 Liability of Co-Venturers. The rights, duties, obligations and liabilities of the parties to the Mining Venture Agreement shall be several in proportion to their respective participating interests and are neither joint nor joint and several. Each party shall severally be liable in proportion to its participating interest for all obligations and liabilities in the course of carrying out activities relating to the Joint Venture. Nothing in this Agreement or in the Mining Venture Agreement shall be construed or interpreted as constituting a partnership between the parties or making any party the agent or representative of any other party, except for the Manager as manager, where the Manager is also a member of or party to the Joint Venture.

8. Maintenance of Property. During the term of this Agreement, GTI shall perform all of the obligations of the lessee under the Underlying Agreement and shall maintain the Property in good standing. Not less than thirty (30) days before the applicable statutory or regulatory deadline for performance of any obligation to maintain the Property, including payment of State Claim maintenance fees and the filing and recording of proof of payment of such fees, GTI shall deliver to Miranda proof of such performance.

Upon GTI’s failure to provide such evidence and after Miranda’s inquiry of GTI concerning GTI’s intentions to perform its obligations under this Section, Miranda may make any such payment on behalf of GTI and for the account of GTI, although Miranda shall be under no obligation to do so. GTI will reimburse Miranda for the cost of any such payment within ten (10) days after GTI’s receipt of notice from Miranda that Miranda has made such payment.

Once the Joint Venture is formed, the parties shall assign to the Joint Venture all of the right, title and interest in the Property, including an assignment of the Underlying Agreement, such that the Property and related assets shall be owned by the Joint Venture subject to the Mining Venture Agreement. Each of the parties shall execute and deliver such instruments as are necessary to vest title to the Property in the Joint Venture. A member of the Joint Venture may not create or permit the creation of any encumbrance over the whole or any part of its participating interest without the consent of the other party or parties, which consent may not be unreasonably withheld or delayed.

9. Communications with Miranda and Inspection. Miranda and its agents, employees and representatives at any reasonable time and on advance notice to GTI may enter the Property for inspection, but any such entry shall be at Miranda’s own risk and Miranda shall defend, indemnify and hold GTI harmless against and from any damage, loss or liability by reason of injury to Miranda or its agents, representatives or employees while on the Property, except damage, loss or injury arising from the negligence or misconduct of GTI or its employees or agents. GTI and Miranda shall meet at regular intervals as requested by Miranda (not less frequently than annually) in order for GTI to report to Miranda on the status and progress of the Exploration and Development Work and GTI’s plans for future operations on the Property. GTI shall quarterly provide Miranda with copies of all exploration plans and progress reports concerning Exploration and Development Work and engineering or other studies and reports developed by GTI or its agents and consultants concerning the Property, provided, however, that GTI shall have no obligation to deliver to Miranda GTI’s confidential or proprietary business, financial or investment plans or reports not directly relating to the Exploration and Development Work. GTI shall promptly communicate to Miranda any extraordinary results obtained from operations upon receipt of the results and shall prepare and deliver to Miranda reports on operations that have been conducted, but that have not previously been reported upon promptly after being requested to do so by Miranda.

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10. Payment of Taxes. GTI shall pay all taxes assessed against the Property during the Initial Earn-In Period and against any personal property which it may place on the Property. GTI may take such action as it deems proper to obtain a reduction or refund of taxes paid or payable by it. Except as otherwise provided in this Agreement, Miranda shall pay all other taxes assessed against the Property assessed or payable at or before the time of the execution of this Agreement.

11. Indemnification; Insurance; and Prevention of Liens. GTI shall keep the Property free of all liens and encumbrances arising from its operations and will defend, indemnify and save harmless Miranda against and from any damage, loss or liability by reason of injury to person or damage to property as the result of its operations, except as provided in Section 11 above. GTI’s obligations under this Section shall survive termination of this Agreement and exercise of its option to enter the Mining Venture Agreement. GTI may contest the validity of any lien on the Property, and the existence of any such lien shall not be deemed a default under this Agreement if contested by GTI, unless the lien is finally adjudicated to be valid and not discharged by GTI.

During GTI’s performance of the Initial Earn-In Obligation, GTI shall provide, maintain and keep in force comprehensive all risk, public liability insurance against claims for personal injury, including, without limitation, bodily injury, death or property damage occurring on, in or about the Property, such insurance policy to afford immediate minimum protection with respect to personal injury or death to any one or more persons or damage to property to a limit of not less than Two Million Dollars ($2,000,000.00) during the conduct of expiration activities on the Property and not less than Five Million Dollars ($5,000,000.00) during the conduct of mining activities on the Property. GTI shall on Miranda’s request furnish to Miranda a certificate of all policies of required insurance which shall identify Miranda as a named or additional insured. Each policy shall contain a provision that the policy will not be cancelled or materially amended, which terms shall include any reduction in the scope or limits of coverage, without at least fifteen (15) days’ prior written notice to Miranda. If GTI fails to provide, maintain, keep in force or deliver and furnish to Miranda the policies of insurance required under this Section, Miranda may, but is not obligated to, procure such insurance or single-interest insurance for such risks covering Miranda’s interest and GTI shall promptly reimburse Miranda for all costs incurred by Miranda to obtain the insurance. GTI’s failure to perform its obligations under this Section shall be a material breach of and default under this Agreement.

Miranda will defend, indemnify and save harmless GTI against and from all damage, loss or liability by reason of injury to person or damage to property as a result of Miranda’s activities on or ownership and possession of the Property before the Effective Date. On GTI’s exercise of its option to enter the Mining Venture Agreement in accordance with Section 7, Miranda’s obligations under this Section shall become obligations of the Joint Venture. Miranda agrees that it will not cause or allow any liens, encumbrances or adverse claims to accrue against the Property, except such as may have been expressly subordinated to this Agreement; and in the event any lien or encumbrance accrues against the Property by act or neglect of Miranda, then GTI, at GTI’s option, may pay and discharge the same, and if GTI elects so to do, the amounts paid by GTI shall be deemed to be Expenditures. Miranda may contest the validity of any lien on the Property, and the existence of any such lien shall not be deemed a default under this Agreement unless finally adjudicated to be valid and not discharged by Miranda.

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12. Termination by GTI.

GTI may terminate this Agreement at any time on thirty (30) days notice. Termination of this Agreement shall be effective on GTI’s delivery of notice to Miranda, unless GTI’s termination notice recites a later date. If GTI terminates this Agreement, except by its election to enter the Joint Venture as provided in Sections 6 and 7, GTI shall perform the following obligations:

12.1 GTI shall make all payments and take all other actions necessary to ensure that on the date of such termination, and without any action by Miranda, the Property and the Underlying Agreements shall be in good standing and not in breach, default or noncompliance on the date of termination and for ninety (90) days after the date of termination or for ninety (90) days after November 5, 2015, whichever date is later. GTI’s obligation under this Section shall extend to and include all liabilities and obligations which accrue or arise under the Underlying Agreement or in respect of the Property during applicable the ninety (90) day period.

12.2 GTI shall deliver to Miranda copies of any and all title, geological, metallurgical, exploration, assay and engineering reports and data pertaining to the Property or related to operations (in paper or digital form), and splits of mineral samples and drill cores, which have not been previously delivered to Miranda. GTI shall have no obligation to deliver to Miranda any database or software which GTI holds, owns or possesses in accordance with a license or other agreement which prohibits or restricts GTI’s authority to deliver copies of the same to any third party.

12.3 GTI shall, at GTI’s sole expense, perform or secure the performance of all reclamation and remediation relating to GTI’s operations on the Property during the term of this Agreement, as may be required by all applicable laws and regulations.

12.4 On GTI’s receipt of Miranda’s request, GTI shall remove all of its materials, supplies and equipment from the Property; provided, however, that Miranda may retain or, at GTI’s cost, dispose of any such materials, supplies or equipment not removed from the Property within one hundred and eighty (180) days of GTI’s receipt of Miranda’s request.

12.5 GTI shall execute and deliver to Miranda a release of all of its rights under this Agreement and a conveyance, in form acceptable for recording under applicable law, of all of GTI’s right, title and interest in the Property together with the recording fee. On termination of this Agreement, GTI shall have no right, title or interest in the Property, the data regarding the Property or the funds invested by GTI or Miranda in the Property.

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12.6 GTI shall perform all obligations of GTI which expressly survive the termination of this Agreement.

13. Default.

13.1 GTI Default. If GTI defaults in any of its obligations, including any of GTI’s Exploration and Development Work and Expenditure obligations, Miranda may give to GTI a written notice which describes the default or defaults. If within thirty (30) days GTI has not cured such default or, with respect to defaults not capable of being cured in thirty (30) days, begun and diligently pursued efforts to cure such default, Miranda may terminate this Agreement by written notice to GTI in the case of a default occurring before GTI’s completion of its Initial Earn-In Obligation, and in all other cases, Miranda may pursue the rights available to it in law or in equity. If GTI disputes that any default has occurred, the matter shall be, subject to Section 16, determined by litigation in a court of competent jurisdiction, and if the court finds GTI is in default, GTI shall have a reasonable time (which in any case shall not be less than fifteen (15) days from receipt of notice of the judgment or order) to cure such default, and if so cured, Miranda shall have no right, as applicable, to terminate this Agreement or to commence an action to pursue its equitable or legal rights by reason of such default. If GTI does not cure the default, may Miranda may terminate this Agreement by delivering written notice to GTI. If Miranda terminates this Agreement, the provisions of Section 12, including GTI’s post-termination obligations, shall apply as if GTI had properly terminated the Agreement.

13.2 Miranda Default. If Miranda defaults in any of its obligations, including any of Miranda’s Exploration and Development Work and Expenditure obligations, GTI may give to Miranda a written notice which describes the default or defaults. If within thirty (30) days Miranda has not cured such default or, with respect to defaults not capable of being cured in thirty (30) days, begun and diligently pursued efforts to cure such default, GTI may pursue the rights available to it in law or in equity. If Miranda disputes that any default has occurred, the matter shall be, subject to Section 16, determined by litigation in a court of competent jurisdiction, and if the court finds Miranda is in default, Miranda shall have a reasonable time (which in any case shall not be less than fifteen (15) days from receipt of notice of the judgment or order) to cure such default, and if so cured, GTI shall have no right to commence an action to pursue its equitable or legal rights.

14. Force Majeure. Notwithstanding any other provision of this Agreement, the term of this Agreement shall be extended by the duration of any event of force majeure, and the obligations of GTI under this Agreement, except GTI’s obligation to pay the costs of maintaining the condition of and title to the Property and GTI’s obligation to make payments to Miranda, shall be suspended and GTI shall not be deemed in default or liable for damages or other remedies while GTI is prevented from compliance with its obligations by force majeure. For purposes of this Agreement, force majeure shall include, but not be limited to, acts of God, the elements, riots, acts or failure to act on the part of federal or state agencies or courts, inability to obtain necessary permits, inability to secure materials or to obtain access to the Property, strikes, lockouts, damage to, destruction or unavoidable shutdown of necessary facilities, or any other matters (whether or not similar to those above mentioned) beyond GTI’s reasonable control; provided, however, that force majeure shall not include financial inability to perform, and provided further that settlement of strikes or lockouts shall be entirely within the discretion of GTI; and provided further, that GTI shall promptly notify Miranda and shall exercise diligence in an effort to remove or overcome the cause of such inability to comply.

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15. Effect of Termination. Except as otherwise provided in this Agreement, in case of termination of this Agreement under its terms or for any cause other than as a consequence of GTI and Miranda’s execution of the Mining Venture Agreement, GTI shall have no further right, title or interest in the Property.

16. Change in Ownership of Property. Changes in the ownership of the Property occurring after execution of this Agreement shall not be binding upon GTI until it receives written notice of such change, together with a copy of the recorded document which reflects such change. No change or division in the ownership of the Property shall operate to enlarge the obligations or diminish the rights of GTI under this Agreement.

17. Notice. Any notices required or authorized to be given by this Agreement shall be in written form. Any notices required or authorized to be given by this Agreement may be sent by registered or certified delivery, postage prepaid and return receipt requested, addressed to the proper party at the following address or such address as the party shall have designated to the other parties in accordance with this Section. Any notice required or authorized to be delivered by this Agreement shall be deemed to have been sufficiently delivered or served in written form if: (a) mailed in accordance with this Section; (b) personally delivered to the proper party; or (c) delivered by email, telex, telegraph, facsimile or other electronic transmission and actually received by such party. Delivery of notice shall be effective on the first business day after the party deposits the notice for mailing or delivers the notice by the other means authorized in this Section, as applicable.

If to Miranda:	Miranda U.S.A., Inc.
Attention: Ken Cunningham
5900 Philoree Lane
Reno, Nevada 89511

and copy to:	Miranda Gold Corp.
Attention: Doris Meyer
Unit 1
15782 Marine Drive
White Rock, British Columbia, Canada V4B 1E6

If to GTI:	Gold Torrent, Inc.
Attention: Daniel Kunz
960 Broadway Suite 160
Boise, Idaho 83706

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18. Memorandum of Agreement. Concurrently on execution of this Agreement, Miranda and GTI will execute a memorandum of agreement, in a form reasonably acceptable to both parties, covering the Property for purposes of recording.

19. Assignment. Subject to the provisions of this Section, either Miranda or GTI may assign its rights under this Agreement to an affiliate or subsidiary controlled or owned by Miranda or GTI (or their parent corporations), as applicable, or the parent corporation of Miranda or GTI, as applicable, in whole or in part, and this Agreement shall be binding upon and enure to the benefit of the parties, and their successors and assigns.

If a party intends to transfer to a third party all or any part of its interest in the Property or in or under this Agreement, the transferring party shall notify the other party. The notice shall state all pertinent terms and conditions of the intended transfer, and shall be accompanied by a copy of the agreement, contract, offer or other instrument governing the terms of the transfer. If the consideration for the intended transfer is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary equivalent (based upon the fair market value of the nonmonetary consideration and stated in terms of cash or currency). The nontransferring party shall have forty-five (45) days from the date it receives such notice to notify the transferring party that the nontransferring party elects to acquire the offered interest at the same price (or its monetary equivalent in cash or currency) and on the same terms and conditions as described in the transferring party’s notice. If the nontransferring party fails to elect within the period provided for in this Section, the transferring party shall have the time prescribed in the notice to consummate the transfer to a third party at a price upon terms no less favorable than those described in the notice. If the transferring party fails to consummate the transfer to a third party within the period described in the notice, the nontransferring party’s preferential right to acquire such offered interest shall be deemed to be revived. Any subsequent proposal by the transferring party to transfer its interest in the Property or in or under this Agreement shall be conducted in accordance with all of the procedures of this Section. Any attempted assignment by a party not in compliance with the foregoing requirements will be void and ineffective.

20. Currency. In this Agreement, dollar amounts are expressed in lawful currency of the United States of America.

21. Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute either party the partner of the other, or, except as otherwise expressly provided, to constitute either party the agent or legal representative of the other or to create any fiduciary relationship between them. It is not the intention of the parties to create, nor shall this Agreement be construed to create, any mining, commercial or other partnership. Neither party shall have any authority to act for or to assume any obligation or responsibility on behalf of the other party, except as otherwise expressly provided. Without changing the effect of this Section, for U.S. tax purposes, the parties’ relationship under this Agreement shall not constitute a tax partnership within the meaning of Section 761(a) of the United States Internal Revenue Code of 1986, as amended.

22. Confidentiality. Subject to the provisions of this Section, the existence and terms of this Agreement and all information obtained in connection with the performance of this Agreement shall be the exclusive property of the parties and shall not be disclosed by a party to any third party or to the public without the prior written consent of the other party. If a party is required under applicable laws or regulations or the rules of any stock exchange or stock listing association applicable to such party as measured by the standards of materiality applicable to such party to disclose the existence of this Agreement or any information obtained in connection with the performance of this Agreement, such party shall notify the other party of the disclosure.

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23. Governing Law and Dispute Resolution. This Agreement, and the performance of the parties, shall be governed by the laws of the State of Nevada. The parties agree and submit to the jurisdiction and venue of any action concerning construction of this Agreement or enforcement of any of the rights and obligations of the parties under this Agreement in the Second Judicial District Court, Washoe County, Reno, Nevada. No party may commence an action concerning a dispute arising from this Agreement without first notifying the other party and requesting that the other party participate in mediation. The parties, represented by individuals with decision-making authority regarding the dispute, shall meet within ten (10) days following a party’s delivery of notice of the dispute and the parties shall attempt in good faith to negotiate a resolution of the dispute. If following the parties’ meeting the dispute is not resolved, the parties agree to submit the dispute to mediation in accordance with Commercial Mediation Rules of the American Arbitration Association. The parties will appoint a neutrally acceptable mediator. If the parties are unable to agree upon an appointment within ten (10) days following the parties’ initial meeting, the parties shall seek the assistance of the American Arbitration Association for the appointment of a mediator. The parties agree to confer with mediator within twenty (20) days following the mediator’s appointment.

Executed effective the Effective Date.

Miranda U.S.A., Inc.

By	/s/ Kenneth D. Cunningham
Kenneth D. Cunningham, President

Gold Torrent, Inc.

By	/s/ Ryan Hart
Ryan Hart, President

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Exploration and Option to Enter Joint Venture Agreement

Willow Creek Project

Exhibit A

Limited Liability Company Agreement

[attached]

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